The transaction involves the securities of foreign companies. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under this share exchange, such as in open market or privately negotiated purchases.

[Reference Translation]

November 8, 2011

To Whom It May Concern:

Company Name: TOYOTA MOTOR CORPORATION
Name and Title of Representative:
Akio Toyoda, President
(Code Number: 7203
Securities exchanges throughout Japan)
Name and Title of Contact Person:
Naoki Kojima,
General Manager, Accounting Division
(Telephone Number: 0565-28-2121)

Notice Concerning Differences between Financial Forecasts and Actual Results for First Half of FY2012 and Amendments to Forecasts for FY2012

We, TOYOTA MOTOR CORPORATION (“Toyota”), hereby announce differences between our consolidated financial forecasts for the first half of FY2012 announced on August 2, 2011 and actual results for the same period announced today. We also amend, based on our recent business results, our full-year consolidated and unconsolidated financial forecasts for FY2012 announced on August 2, 2011.

1.	Differences between the consolidated financial forecasts and the actual results for the first half of FY2012

(April 1, 2011 through September 30, 2011)

(Amount: billion yen)

	Net revenues	Operating income	Income before income taxes and equity in earnings of affiliated companies	Net income attributable to Toyota
Previous forecasts (A)	8,100.0	-40.0	0.0	70.0
Actual results (B)	8,015.9	-32.6	-1.4	81.5
Difference (B – A)	-84.1	7.4	-1.4	11.5
Difference (%)	-1.0%	—	—	16.5%
(Reference) Actual results of the corresponding period of the preceding year (FY2011 ended March 31, 2011)	9,678.4	323.1	392.0	289.1
2. Amendments to the full-year consolidated financial forecasts for FY2012 (April 1, 2011 through March 31, 2012)
				(Amount: billion yen)
	Net revenues	Operating income	Income before income taxes and equity in earnings of affiliated companies	Net income attributable to Toyota
Previous forecasts (A)	19,000.0	450.0	500.0	390.0
New forecasts (B)	—	—	—	—
Amount changed (B – A)	—	—	—	—
% of change	—	—	—	—
(Reference) Actual results for FY2011	18,993.6	468.2	563.2	408.1

3.	Amendments to the full-year unconsolidated financial forecasts for FY2012

(April 1, 2011 through March 31, 2012)

(Amount: billion yen)

	Net revenues	Operating income	Ordinary income	Net income
Previous forecasts (A)	8,500.0	-370.0	50.0	140.0
New forecasts (B)	—	—	—	—
Amount changed (B – A)	—	—	—	—
% of change	—	—	—	—
(Reference) Actual results for FY2011	8,242.8	-480.9	-47.0	52.7

4.	Reasons for the differences and the amendments

(1)	Reasons for the differences between the consolidated financial forecasts and the actual results for the first half of FY2012

The consolidated financial results for the first half of FY2012 were approximately as forecast, coming in only slightly more or less than our most recent forecast amounts.

(2)	Reasons for the amendments to the full-year consolidated and unconsolidated financial forecasts for FY2012

As a result of delays in parts-supply due to the recent catastrophic flooding in Thailand, Toyota and our subsidiaries have halted production or adjusted utilization hours at plants in countries and regions, such as Asia, Japan, and North America. The effects of the floods on the future production at these plants are yet to be assessed. Therefore, a reasonable forecast for FY2012 cannot be made at this point. The forecast for FY2012 will be disclosed as soon as it becomes available.

(Note)	This notice contains forward-looking statements that reflect Toyota’s forecasts for consolidated and unconsolidated results. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Toyota’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These factors include: (i) the impact of the March 11, 2011 Great East Japan Earthquake and ensuing events, and 2011 floods in Thailand, including the negative effect on Toyota’s vehicle production and sales; (ii) changes in economic conditions and market demand affecting, and the competitive environment in, the automotive markets in Japan, North America, Europe, Asia and other markets in which Toyota operates; (iii) fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar, the euro, the Australian dollar, the Canadian dollar and the British pound; (iv) changes in funding environment in financial markets; (v) Toyota’s ability to realize production efficiencies and to implement capital expenditures at the levels and times planned by management; (vi) changes in the laws, regulations and government policies in the markets in which Toyota operates that affect Toyota’s automotive operations, particularly laws, regulations and government policies relating to vehicle safety including remedial measures such as recalls, trade, environmental protection, vehicle emissions and vehicle fuel economy, as well as changes in laws, regulations and government policies that affect Toyota’s other operations, including the outcome of current and future litigation and other legal proceedings, government proceedings and investigations; (vii) political instability in the markets in which Toyota operates; (viii) Toyota’s ability to timely develop and achieve market acceptance of new products that meet customer demand; (ix) any damage to Toyota’s brand image; (x) Toyota’s reliance on various suppliers for the provision of supplies; and (xi) fuel shortages or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to, or difficulties in, the employment of labor in the major markets where Toyota purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold.

A discussion of these and other factors which may affect Toyota’s actual results, performance, achievements or financial position is contained in Toyota’s annual report on Form 20-F, which is on file with the United States Securities and Exchange Commission.